Strategic Minerals for America’s Future

September 27, 2014

To:                      Coronet Metals Inc.
                            2630 – 1175 West Georgia St
                            Vancouver, BC, V6E 3C9

Attention:             Theo van der Line
President

Re:                      Acquisition of Coronet Metals US Inc., wholly owned subsidiary of Coronet Metals Inc.

This binding Letter of Intent (“LOI”) sets out the terms under which First Liberty Power Corp. and/or its wholly owned subsidiary First Liberty Mineral Processing Corp. (collectively, “First Liberty”) will enter into a definitive share purchase agreement (the "SPA") to acquire 50% of the issued and outstanding shares of Coronet Metals US Inc. (“Coronet USA”), which currently holds a lease to operate (the “Lease”) the Liberty Precious Metals Processing Facility (“Liberty Mill”) located in Amargosa Valley, Nevada, from Coronet Metals Inc. (“Coronet”).

The provisions of the LOI are binding on the parties hereto. The LOI is to be replaced by the SPA on or before the Effective Date.

The terms under which First Liberty will enter into the SPA are as follows:

1.
Effective Date. The SPA must be entered into on or before October 6, 2014, otherwise this LOI will terminate. The Effective Date for the purpose of this LOI and the SPA will be the third business day following the date the SPA is fully executed (the "Effective Date")

2.	Coronet USA. First Liberty shall be acquiring 50% of the issued and outstanding shares of Coronet USA, and Coronet USA is inclusive of the following:

a.
All identified assets on Coronet USA’s balance sheet, valued at approximately $2.1 million as at September 19, 2014, and not materially changed through to Effective Date, and as shall be identified in an appendix to the SPA.

b.
All identified liabilities on Coronet USA’s balance sheet, identified as being approximately $100,000K as at September 19, 2014, and not materially changed through to Effective Date, and as shall be identified in an appendix to the SPA.

c.	All obligations and rights under the Lease held by Coronet USA in respect of the Liberty Mill and associated permits.

d.	Prioritization for the processing and refining of First Liberty and Coronet sourced ore and/or concentrates.

3.	Consideration & Commitments. In exchange for First Liberty acquiring 50% of the shares of Coronet USA from Coronet, First Liberty shall:

a)	Provide to Coronet a total of $200,000 in cash consideration, of which the timing and allocation is:

a.	The parties agree that $20,000 has previously been provided to Coronet, which amount was applied towards a payment on the Lease.

b.
Within 3 days of the signing of the LOI, a total of US$35,000, which funds shall be (i) utilized by Coronet to undertake a $20,000 payment towards outstanding amounts owing on the Lease, and (ii) the remainder available to Coronet for purposes of its own discretion

c.
On or before the Effective Date, a total of $60,000, which amounts are to be used in their entirety towards remaining outstanding Lease payments and payment in full for the October 2014 Lease obligation.

d.
On or before 60 days from the Effective Date, the remaining $85,000, which amounts shall be utilized towards: (i) November 2014 Lease obligation; (ii) necessary and agreed payments on outstanding amounts owed by Coronet USA; (iii) ongoing operational costs associated with Coronet USA including costs required to bring facility back into full operational status.

4.	Coronet’s Obligations: In exchange for the consideration and commitments provided by First Liberty, Coronet shall:

a)	Provide necessary support for the assets and liabilities as referenced in 2.a) and 2.b) herein.

b)
Forbearance agreement between Coronet USA and the parties to the Lease, that upon all Lease arrears being addressed and October lease being paid, all default provision triggers shall be reset to a base state as if no deficiencies had previously occurred, and lease toll be considered in full and good standing.

a.	The $20,000 component of the $35,000 not to be released until forbearance agreement obtained. Forbearance can be in full effect upon full payment of lease amounts.

c)	Delivery of good standing of Coronet USA and other requested support documents as may be reasonably requested by First Liberty.

d)	Certification as to the good standing of all permits in place, and validity of Lease agreement.

e)	Upon delivery of First Liberty’s full consideration, delivery of all applicable share certificates and other required corporate documentation.

5.
Due Diligence.  First Liberty will have until the Effective Date to undertake additional due-diligence on Coronet USA, the Lease and associated permits, and have the SPA reviewed and approved by the First Liberty Board of Directors.

a)
This LOI may be terminated, and all funds delivered returned, with the exception of the $20,000 identified in 3.a).a. should material and potentially detrimental non-disclosed information be identified prior to the completion of the SPA.

b)	This LOI may be terminated at First Liberty’s discretion prior to the completion of the SPA, however any provided funds through to termination shall be forfeited by First Liberty.

6.	Operational Considerations of Coronet USA. The parties agree that upon execution of the SPA, Coronet USA shall be generally operated as follows:

a)
Upon First Liberty completing its consideration requirements, all subsequent capital and operating costs required to maintain and develop Coronet USA to be provided equally by First Liberty and Coronet.

b)	The parties shall respectively identify an equal number of members to form a committee (“Committee”) which shall be responsible for all decision making of Coronet USA.

a.	For any matters for which there is disagreement within the Committee and involved capital or operational considerations of less than $20,000, First Liberty shall have a decisive vote.

b.	For any matters in excess of $20,000, First Liberty and Coronet to follow a proscribed dispute resolution mechanism to be identified in the SPA.

7.	Terms of the SPA. The SPA will contain terms and conditions that are standard to SPAs of this nature including the terms within this LOI, and without limiting the generality of the foregoing:

a)	Standard representations and warranties as to title and corporate authority of each of Coronet, Coronet USA and First Liberty.

b)	Right of entry and access to Liberty Mill or its agents and representatives for the sole purpose of conducting due diligence;

8.
Standstill. Until October 6, 2014, Coronet agrees not to enter into any discussions, make any offers to enter into any agreement whatsoever with any third party for the purpose of disposing of any interest in Coronet USA or its assets, directly or indirectly.

9.
Confidentiality. Each of the parties agree that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the prior written consent of the other party, with such consent not to be unreasonably withheld.

10.	Miscellaneous.

a)	Time is of the essence of this LOI.

b)	This LOI shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

c)	Each of the parties hereby covenants and agrees to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this LOI.

d)	This LOI shall be interpreted in accordance with the laws of the State of Nevada, USA.

If the foregoing accurately sets forth your understanding of our agreement with respect' of our mutual intent to enter into a binding SPA, please sign below.

Yours very truly,

Coronet Metals Inc.

Per:
Theo van der Line
President

UNDERSTOOD AND AGREED TO THIS _____ DAY OF _________________, 2014.

First Liberty Power Corp.

Per:
Don Nicholson
CEO

First Liberty Power Corp 7251 West Lake Mead Blvd, Ste 300 Las Vegas, NV 89128	702.539.9723 www.firstlibertypower.com